FOR IMMEDIATE RELEASE:     Wednesday, July 28, 2004

CONTACT:    Bradley T Nielson
            President and Chief Executive Officer
            Paul R. Killpack
            Chief Financial Officer
            MITY Enterprises, Inc.
            801-224-0589

                 MITY ENTERPRISES, INC. ANNOUNCES RESULTS
                        FOR FIRST FISCAL QUARTER

OREM, UTAH   Bradley T Nielson, president and chief executive officer of MITY
Enterprises, Inc. (NASDAQ: MITY), today announced operating results for the first quarter ended June 30, 2004.

Net sales for the first quarter totaled a record $11.8 million compared to $11.4 million a year ago, an increase of 4 percent. Net income was $1.1 million versus $1.3 million for the comparable period a year ago. Basic and diluted earnings per share for the recent quarter were $0.25 and $0.24, respectively, a decrease from the previous year's first quarter basic and diluted earnings per share of $0.31 and $0.29, respectively.

As compared to the first quarter of fiscal 2004, the increase in net sales was primarily attributable to growth in the public assembly, government, hospitality and office markets. Multipurpose room furniture sales were up 2 percent with chair sales up 17 percent and table sales down 4 percent. The
healthcare seating segment experienced 16 percent growth.   International
sales contributed to the growth as well, as they were up 7 percent. Gross margins declined from 39 percent in the June 2003 quarter to 35 percent in the June 2004 quarter.

"Because we have chosen to invest heavily in the continued development and commercialization of our next generation table product line, what would have been record profits were reduced," said Nielson. "We feel fortunate to have such strong operational results funding our efforts at continuous product improvement. We have, however, continued to struggle with the controls for and the stability of the manufacturing processes we created to produce our next generation of tables. Identifying the right combination of manufacturing variables to produce first quality table tops has proven to be challenging.
We believe that when this difficult, inventive task is complete, we will have a proprietary technology with application well beyond the table industry. The choice to pursue this development effort reduced our gross margin by four percentage points."

"The second factor contributing to lower gross margins relates to the significant increases we have experienced in commodity prices," Nielson noted. "Inflationary pressures have caused most of our major raw material component costs to increase. Since January, steel prices have risen by over 60 percent, plastic by 3 percent, and some wood components by 25 percent. We did implement a general price increase on most of our products on April 1. However, it takes time for price changes to fully work their way through the system. We expect to see some continued upward pressure on commodity prices, but to a much lesser extent than we have seen in the last several months. These commodity price pressures resulted in a one percentage point decrease in gross margin for the quarter."

"We look forward to conquering these challenges and returning to historical gross margin levels," said Paul R. Killpack, chief financial officer. "During the quarter we integrated the Versipanel operations into the multipurpose room furniture operation and believe that it will help us to increase our penetration in the multipurpose room marketplace. Total bookings in the multipurpose room operation increased 13 percent over the prior year's first quarter. We continue to be encouraged by the strengthening revenues in many of our key markets, and anticipate that sales for the next quarter will be up to 10 percent higher than last year's second quarter."

The Company will host a follow-up live broadcast over the Internet to discuss the financial results at 4:30 PM Eastern Time today. The live web simulcast of the conference call will be available to the public online at www.mityinc.com or on StreetEvent's Individual Investor Center at www.streetevents.com. Listeners are encouraged to log on five to ten minutes prior to the start time to ensure participation from the beginning. A replay of the broadcast will be available within approximately one hour for a week following the call at the referenced websites.

Copies of the Company's Form 10-Q for the fiscal quarter ended June 30, 2004 will be available online at www.mityinc.com.

Founded in 1987, MITY Enterprises, Inc. designs, manufactures and markets innovative institutional furniture created to meet the efficiency needs of its customers. MITY Enterprises focuses on providing premium quality institutional furniture products to niche markets. The product lines consist of multipurpose room furniture, healthcare seating and portable partitions. MITY's products are marketed under the Mity-Lite, Broda and Versipanel tradenames. Headquartered in Utah, MITY Enterprises serves national and
international customers directly and through distributors.    For further
information, visit MITY Enterprises online at www.mityinc.com.

This press release contains forward-looking statements related to (a) the Company's belief that sales for the second quarter will be up to 10 percent higher as compared to last year's sales for the same period, and (b) the Company's belief that it will be able to overcome the challenges associated with manufacturing and introducing its new table line and return to historical gross margin levels. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those contemplated in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to (i) continued global economic uncertainty resulting from terrorism threats, current world tensions and related U.S. military actions and their potential impact on the company's operations; (ii) whether the economy will continue to strengthen and whether our market segments will continue to improve; (iii) uncertainty about market acceptance of any new products introduced by the Company including our next generation table product, (iv) uncertainty about the ability to integrate Versipanel into the Company, (v) further increases in the prices of the Company's raw materials, (vi) market acceptance of the Company's price increases, (vii) increased price and quality-based competitors particularly in the multipurpose room furniture segment; (viii) lack of available capital and other resources to develop or acquire and commercialize new products, (ix) challenges faced in developing, manufacturing and introducing the Company's next generation table line, and (x) all other risks and uncertainties outlined in MITY Enterprises's documents filed with the Securities and Exchange Commission. All forward-looking statements and other information in this press release are based upon information available as of the date of this release. Such information may change or become invalid after the date of this release, and by making these forward-looking statements, MITY Enterprises undertakes no obligation to update these statements after the date of this release, except as required by law.

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                          MITY Enterprises, Inc.
                    Unaudited Financial Highlights

                                                    Three Months Ended
                                                          June 30,
                                                    2004          2003
                                               ------------  ------------
Net sales                                      $ 11,821,000  $ 11,357,000

Income from continuing operations                 1,603,000     2,064,000

Pre-tax income                                    1,666,000     2,026,000

Net income                                        1,071,000     1,262,000

Basic earnings per share                              $0.25         $0.31

Weighted average number of common shares basic    4,268,941     4,121,576

Diluted earnings per share                            $0.24         $0.29

Weighted average common and common equivalent
 shares-diluted                                   4,478,894     4,305,504


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